EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of the Company after giving effect to the Reorganization described in the Prospectus:

Name	Jurisdiction of Organization
Imperial Capital Group, L.P.	Delaware

The following is a list of subsidiaries of Imperial Capital Group, L.P. after giving effect to the Reorganization described in the Prospectus:

Name	Jurisdiction of Organization
Imperial Capital Asset Management, LLC	Delaware
Imperial Capital, LLC	Delaware
Imperial Capital Loan Trading, LLC	Delaware